Exhibit 18

Williams Controls, Inc.
Portland, Oregon  97224

December 22, 2004

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Williams Controls, Inc. (the “Company”) as of September 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity (deficit), cash flows and comprehensive loss for each of the years in the three-year period ended September 30, 2004, and have reported thereon under date of December 3, 2004. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended September 30, 2004. As stated in Note 9 to those financial statements, the Company changed the measurement date for its pension plan from September 30 to August 31. Management believes that the newly adopted accounting method is preferable in the circumstances because it improves the Company’s control procedures in regard to reviewing the completeness and accuracy of the actuarial calculations. The Company has stated that the new measurement date will allow the Company adequate time to review its pension plan calculations prior to future Securities and Exchange Commission accelerated filing requirements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

KPMG LLP